June 9, 2025

LETTER AGREEMENT

AMG Pantheon Infrastructure Fund, LLC

AMG Pantheon Infrastructure Lead Fund, LLC

AMG Pantheon Infrastructure Subsidiary Fund, LLC

680 Washington Boulevard, Suite 500

Stamford, Connecticut 06901

Re: Expense Limitation and Reimbursement Agreement

Ladies and Gentlemen:

This Letter Agreement documents (i) an undertaking by Pantheon Infra Advisors LLC (the “Adviser”) to limit the total operating expenses of AMG Pantheon Infrastructure Fund, LLC (the “Fund”), AMG Pantheon Infrastructure Lead Fund, LLC (the “Infrastructure Lead Fund”), and AMG Pantheon Infrastructure Subsidiary Fund, LLC (the “Infrastructure Corporate Subsidiary,” and together with the Infrastructure Lead Fund, the “Fund Subsidiaries”); and (ii) our agreement regarding the extent to which the Adviser will, under certain circumstances, receive payment from the Fund, the Infrastructure Lead Fund, and the Infrastructure Corporate Subsidiary as recoupment of certain amounts paid, waived, or reimbursed by the Adviser to the Fund, the Infrastructure Lead Fund, and the Infrastructure Corporate Subsidiary in fulfillment of an undertaking by the Adviser to limit the expenses of the Fund, the Infrastructure Lead Fund, and the Infrastructure Corporate Subsidiary. This Letter Agreement shall terminate in the event the Adviser ceases to be the investment adviser of the Fund or upon mutual agreement between the Adviser and the Fund’s Board of Trustees.

Effective as of June 9, 2025, and continuing until such time as this Letter Agreement is terminated in accordance with the terms set forth in the last sentence of the first paragraph of this Letter Agreement, the Adviser will waive the management fees payable by the Fund and the Fund Subsidiaries and pay or reimburse the Fund’s expenses (whether borne directly or indirectly through and in proportion to the Fund’s direct or indirect interest in the Fund Subsidiaries) such that the Fund’s total annual operating expenses (exclusive of certain “Excluded Expenses” listed below) do not exceed 0.75% per annum of the Fund’s average daily net assets (the “Expense Limit”). “Excluded Expenses” include (a) the management fee paid by the Fund and the Fund Subsidiaries; (b) fees, expenses, allocations, carried interests, etc. of private funds, special purpose vehicles and co-investments in portfolio companies in which the Fund, a Fund Subsidiary, or any other subsidiary of the Fund (the Fund Subsidiaries and any other subsidiary of the Fund are each referred to as a “Subsidiary”) may invest; (c) acquired fund fees and expenses of the Fund and any Subsidiary; (d) transaction costs, including legal costs and brokerage commissions, of the Fund and any Subsidiary associated with the acquisition and disposition of primary investments, secondary investments, co-investments, ETF investments, and other investments; (e) interest payments incurred by the Fund or a Subsidiary; (f) fees and expenses incurred in connection with any credit facilities obtained by the Fund or a Subsidiary; (g) the distribution and/or service fees (as applicable) paid by the Fund; (h) the shareholder servicing fees (as applicable) paid by the Fund; (i) taxes of the Fund or a Subsidiary; (j) extraordinary expenses of the Fund or a Subsidiary (as determined in the sole discretion of the Adviser), which may include non-recurring expenses such as, for example, litigation expenses and shareholder meeting expenses; (k) fees and expenses billed directly to any Subsidiary by any accounting firm for auditing, tax and other professional services provided to such Subsidiary; and (l) fees and expenses billed directly to any Subsidiary for custody and fund administration services provided to such Subsidiary. For a period not to exceed 36 months from the date the Fund or a Fund Subsidiary, as applicable, accrues a liability with respect to such amounts paid, waived or reimbursed by the Adviser, the Adviser may recoup amounts paid, waived, or reimbursed, provided that the amount of any such additional payment by the Fund and such Fund Subsidiary in any year, together with all other expenses of the Fund and such Fund Subsidiary, in the aggregate, would not would not cause the Fund’s total annual operating expenses and such Fund Subsidiary’s total annual operating expenses (exclusive of Excluded Expenses) in any such year to exceed either (i) the Expense Limit that was in effect at the time such amounts were paid, waived or reimbursed by the Adviser, or (ii) the Expense Limit that is in effect at the time of such additional payment by the Fund and such Fund Subsidiary.

Sincerely,

Pantheon Infra Advisors LLC

By:	/s/ Kara Zanger
Name: Kara Zanger
Title: Authorized Signatory
Date:

ACKNOWLEDGED AND ACCEPTED

AMG Pantheon Infrastructure Fund, LLC

By:	/s/ Thomas Disbrow
Name: Thomas Disbrow
Title: Treasurer
Date: June 9, 2025

AMG Pantheon Infrastructure Lead Fund, LLC

By:	/s/ Thomas Disbrow
Name: Thomas Disbrow
Title: Treasurer
Date: June 9, 2025

AMG Pantheon Infrastructure Subsidiary Fund, LLC

By:	/s/ Thomas Disbrow
Name: Thomas Disbrow
Title: Treasurer
Date: June 9, 2025